EXHIBIT 24


                              CONFIRMING STATEMENT


         This Statement confirms that the undersigned, Kent Snyder, has authorized and designated Thomas A. Coll to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of CDE Corporation. The authority of Thomas A. Coll under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to his ownership of or transactions in securities of CDE Corporation, unless earlier revoked in writing. The undersigned acknowledges that Thomas A. Coll is not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.


Date:  January 21, 2005

                                                      /s/  Kent Snyder
                                                      --------------------------
                                                      Kent Snyder